Exhibit 4.7

DESCRIPTION OF POST HOLDINGS, INC.’S SECURITIES REGISTERED PURSUANT TO
SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
The following is a brief description of the registered securities of Post Holdings, Inc. (the “Company,” “Post,” “we,” “us” or “our”). This description is not complete and is qualified in its entirety by reference to the full text of our amended and restated articles of incorporation (as amended, the “articles of incorporation”) filed as Exhibit 3.1 to our Form 10-Q filed on February 2, 2018 and incorporated herein by reference, as amended by the amendment of the articles of incorporation filed as Exhibit 3.2 to our Form 10-Q filed on February 2, 2018 and incorporated herein by reference, and to the full text of our amended and restated bylaws (the “bylaws”) filed as Exhibit 3.1 to our Form 8-K filed on January 17, 2023 and incorporated herein by reference.
DESCRIPTION OF CAPITAL STOCK
General
The articles of incorporation provide that we may issue up to 300,000,000 shares of common stock, par value of $0.01 per share, and 50,000,000 shares of preferred stock, par value of $0.01 per share. Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “POST”.
Common Stock
Voting Rights. The holders of our common stock are entitled to one vote for each share held of record on the applicable record date on all matters voted on by shareholders, including elections of directors, and, except as otherwise required by law or provided in any resolution adopted by our Board of Directors with respect to any shares of our preferred stock, the holders of such shares will exclusively possess all voting power. Our articles of incorporation do not provide for cumulative voting in the election of directors.
Dividends. Subject to any preferential rights of any outstanding series of preferred stock created by our Board of Directors from time to time, the holders of our common stock on the applicable record date will be entitled to such dividends as may be declared from time to time by our Board of Directors from funds available therefor, and upon liquidation will be entitled to receive pro rata all of our assets available for distribution to such holders.
Other Rights. Our articles of incorporation do not provide for any preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption or sinking fund provisions with respect to such stock. We are able to issue additional shares of common stock without shareholder approval, subject to applicable rules of the NYSE and Missouri law, for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions and employee benefit plans and equity grants. The existence of unissued and unreserved common stock may enable us to issue shares to persons who are friendly to current management, which could discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise. We will not solicit approval of our shareholders for issuance of common stock unless our Board of Directors believes that approval is advisable or is required by applicable rules of the NYSE or Missouri law.
Limitations of Rights of Holders of Common Stock - Preferred Stock
The rights of holders of common stock may be materially limited or qualified by the rights of holders of preferred stock that we may issue in the future. Set forth below is a description of the Company’s authority to issue preferred stock and the possible terms of that stock.
Our Board of Directors has the authority to issue shares of preferred stock in one or more series and to fix, by resolution, the voting powers, which may be full or limited or no voting powers, such designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof of the shares constituting any series, without any further vote or action by the shareholders. Any shares of preferred stock so authorized and issued could have priority over our common stock with respect to dividend and/or liquidation rights. Our Board of Directors is expressly authorized to determine, for each class or series of preferred stock, the following information:
•the number of shares constituting such series of preferred stock and the designations thereof;
•the rate and times at which, and the conditions, if any, under which, dividends will be payable on shares of that series, the status of those dividends as cumulative or non-cumulative and the priority of payments;
•the voting rights pertaining to shares of the series;
•whether or not the shares of the series are convertible into or exchangeable for other securities, including common stock, and the price and other terms and conditions of conversion or exchange;
•the price or prices and times at which, and the terms and conditions upon which, the shares of the series may be redeemed, if any;
•the terms of a sinking fund, if any, to be provided for such shares;
•the rights which the holders of shares of the series have in the event of our voluntary or involuntary liquidation, dissolution or winding up;
•whether to include, from time to time, any additional shares of preferred stock in the series; and
•any other relative powers, preferences and rights, and any qualifications, limitations or restrictions thereof.
The issuance of preferred stock may adversely affect the rights of holders of common stock as such holders will be subject to the rights of holders of any preferred stock issued. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of discouraging, delaying or preventing an acquisition of us at a price which many shareholders may find attractive. These provisions also could also make it more difficult for our shareholders to effect certain corporate actions, including the election of directors.
Certain Provisions of Missouri Law and Our Articles of Incorporation and Bylaws
Amendment of Articles of Incorporation and Bylaws. The General and Business Corporation Law of Missouri (the “GBCL”) provides that a corporation may amend its articles of incorporation upon a resolution of the board of directors, proposing the amendment and its submission to the shareholders for their approval upon the affirmative vote of a majority of the holders of shares of outstanding common stock entitled to vote thereon. Our articles of incorporation provide that the articles of incorporation may be amended in accordance with and upon the vote prescribed by the laws of the State of Missouri, except that:
•two-thirds of all of the outstanding shares of capital stock then entitled to vote generally in the election of directors, voting together as a single class, is required to amend, alter, change or repeal, or adopt any provision inconsistent with, the provisions of Article Five of the articles of incorporation, which relates to directors, and
•85% of all of the outstanding shares of capital stock then entitled to vote generally in the election of directors voting together as a single class is required to amend, alter, change or repeal, or adopt any provision inconsistent with, the provisions relating to indemnification of directors, officers and certain other persons, or, unless approved by a majority of the Board of Directors or continuing directors (if applicable) as described in the articles of incorporation, any provision relating to Article Nine of the articles of incorporation, which relates to certain business combinations.

Anti-Takeover Provisions in Our Articles of Incorporation and Bylaws. Some of the provisions in our articles of incorporation and bylaws and Missouri law could have the following effects, among others:
•delaying, deferring or preventing a change in control of us;
•delaying, deferring or preventing the removal of our existing management or directors;
•deterring potential acquirors from making an offer to our shareholders; and
•limiting our shareholders’ opportunity to realize premiums over prevailing market prices of our common stock in connection with offers by potential acquirors.
The following is a summary of some of the provisions in our articles of incorporation and bylaws that could have the effects described above.
Supermajority Voting Requirements for Certain Business Combinations. Our articles of incorporation contain a restriction on transactions defined as “business combinations” (as defined below). No business combination with an “interested shareholder” (as defined below) or affiliates of an interested shareholder may be consummated without first being recommended by our Board of Directors and approved by the affirmative vote of 85% of our then outstanding voting stock of which the interested shareholder is not the beneficial owner. This approval requirement is in addition to any other requirement of law, our articles of incorporation and our bylaws. This approval requirement does not apply to a business combination that:
•has been approved by a majority of our continuing directors, which generally include our directors who were members of our Board of Directors prior to the time that any interested shareholder became an interested shareholder and any successors of such members who are designated as continuing directors by a majority of our then continuing directors; or
•the consideration paid in the business combination is in cash or in the same form as the interested shareholder previously paid for a majority of the shares owned by the interested shareholder, and the value of consideration received is not less than the higher of (i) the highest per share price paid by the interested shareholder for any shares in the two years immediately preceding the announcement of the business combination or (ii) the market value of the shares on the date the business combination is approved by our Board of Directors.
“Business combination” generally includes a merger or consolidation, sale or other disposition of a substantial amount of our assets, a plan of liquidation or dissolution of Post, or other transactions involving the transfer, issuance, reclassification or recapitalization of Post securities, in each case with an interested shareholder or an affiliate of an interested shareholder. “Interested shareholder” generally includes a person who is the beneficial owner of 20% or more of our then outstanding voting stock.
Classified Board of Directors. Our articles of incorporation and bylaws provide that our Board of Directors is divided into three classes of directors serving staggered three-year terms. Each class, to the extent possible, will be equal in number. Each class holds office until the third annual shareholders’ meeting for election of directors following the most recent election of such class.
Directors, and Not Shareholders, Fix the Size of the Board of Directors. Our articles of incorporation and bylaws provide that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by a majority of our Board of Directors, but in no event will it consist of less than five nor more than twelve directors.
Directors are Removed for Cause Only. Missouri law provides that, unless a corporation’s articles of incorporation provide otherwise, the holders of a majority of the corporation’s voting stock may remove any director from office. Our articles of incorporation provide that shareholders may remove a director only “for cause” and only by the affirmative vote of (i) two-thirds of all members of our Board of Directors and (ii) the holders of at least two-thirds of our voting stock.

Board Vacancies to Be Filled by Remaining Directors and Not Shareholders. Any vacancy in the Board of Directors created by any reason prior to the expiration of the term in which the vacancy occurs will be filled only by a majority of the remaining directors, even if less than a quorum. A director elected to fill a vacancy will be elected for the unexpired term of his or her predecessor.
Shareholders May Only Act by Written Consent Upon Unanimous Written Consent. Under our bylaws and Missouri law, shareholder action by written consent must be unanimous.
No Special Meetings Called by Shareholders. Our bylaws provide that special meetings may only be called by the Chairman of our Board of Directors, our President or a majority of the entire Board of Directors. Only such business will be conducted, and only such proposals acted upon, as are specified in the notice of the special meeting.
Advance Notice for Shareholder Proposals and Nominations. Our bylaws contain provisions requiring that advance notice be delivered to Post of any business to be brought by a shareholder before an annual meeting and providing for procedures to be followed by shareholders in nominating persons for election to our Board of Directors. Ordinarily, the shareholder must give notice not less than 90 days nor more than 120 days prior to the date of the first anniversary of the prior year’s annual meeting; however, in the event that the date of the meeting is more than 30 days before or more than 60 days after such date, notice by the shareholder must be received not earlier than the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such annual meeting is first made. The notice must include a description of the proposal, the reasons for the proposal and other specified matters. Our Board of Directors may reject any proposals that have not followed these procedures or that are not a proper subject for shareholder action in accordance with the provisions of applicable law.
Amendment of Bylaws. Under our articles of incorporation and bylaws, our bylaws may be amended by two-thirds of all of the members of our Board of Directors or by the affirmative vote of a majority of the shares of our capital stock entitled to vote on any such amendment. However, our Board of Directors may not amend our bylaws in a manner that alters the shareholders’ power to amend the bylaws, and the shareholders may not amend the bylaws in a manner that alters the Board’s power to amend the bylaws.
Missouri Statutory Provisions. Missouri law also contains certain provisions which may have an anti-takeover effect and otherwise discourage third parties from effecting transactions with us, including business combination and control share acquisition statutes.
Business Combination Statute. Missouri law contains a “business combination statute” which is similar to the provision in our articles of incorporation and restricts certain “business combinations” (as defined below) between a company and an “interested shareholder” (as defined below) or affiliates of the interested shareholder, for a period of five years after the date of the transaction in which the person becomes an interested shareholder, unless either such transaction or the interested shareholder’s acquisition of stock is approved by the board of directors on or before the date the interested shareholder obtains such status.
The statute also provides that, after the expiration of such five-year period, business combinations are prohibited unless:
•the holders of a majority of the outstanding voting stock, other than the stock owned by the interested shareholder, or any affiliate or associate of such interested shareholder, approve the business combination; or
•the business combination satisfies certain detailed fairness and procedural requirements.
A “business combination” for this purpose includes a merger or consolidation, some sales, leases, exchanges, pledges and similar dispositions of corporate assets or stock and any reclassifications or recapitalizations that generally increase the proportionate voting power of the interested shareholder. An “interested shareholder” for this purpose generally means any person who owns or controls 20% or more of the outstanding shares of the corporation’s voting stock.

A Missouri corporation may opt out of coverage by the business combination statute by including a provision to that effect in its governing corporate documents. We have not done so. The business combination statute may make it more difficult for a 20% beneficial owner to effect other transactions with us and may encourage persons that seek to acquire us to negotiate with our Board of Directors prior to acquiring a 20% interest. It is possible that such a provision could make it more difficult to accomplish a transaction which our shareholders may otherwise deem to be in their best interest.
Control Share Acquisition Statute. Missouri also has a “control share acquisition statute.” This statute may limit the rights of a shareholder to vote some or all of its shares. Generally, a shareholder whose acquisition of shares results in that shareholder having voting power, when added to the shares previously held by it, to exercise or direct the exercise of more than a specified percentage of our outstanding stock (beginning at 20%), such shareholder will lose the right to vote some or all of its shares in excess of such percentage unless the shareholders approve the acquisition of such shares.
In order for the shareholders to grant approval, the acquiring shareholder must meet disclosure requirements specified in the statute. In addition, a majority of the outstanding shares entitled to vote must approve the acquisition. Furthermore, a majority of the outstanding shares entitled to vote, but excluding all “interested shares,” such as shares held by the acquiring shareholder or employee directors and officers, must approve the acquisition.
Not all acquisitions of shares constitute control share acquisitions. The following acquisitions do not constitute control share acquisitions:
•good faith gifts;
•transfers in accordance with wills or the laws of descent and distribution;
•purchases made in connection with an issuance of shares by us;
•purchases by any compensation or benefit plan;
•the conversion of debt securities;
•acquisitions pursuant to a binding contract whereby the holders of shares representing at least two-thirds of our voting power agree to sell their shares to the acquiror, provided that such holders act simultaneously and the transaction is not pursuant to or in connection with a tender offer;
•acquisitions pursuant to the satisfaction of some pledges or other security interests created in good faith;
•mergers involving us which satisfy other specified requirements of the GBCL;
•transactions with a person who owned a majority of our voting power within the prior year; or
•purchases from a person who previously satisfied the requirements of the control share acquisition statute, so long as the acquiring person does not have voting power after the ownership in an ownership range in excess of that of the selling shareholder prior to the sale.
A Missouri corporation may opt out of coverage by the control share acquisition statute by including a provision to that effect in its governing corporate documents. We have not done so.
Takeover Bid Disclosure Statute. Missouri’s “takeover bid disclosure statute” requires that, under some circumstances, before making a tender offer that would result in the offeror acquiring control of us, the offeror must file certain disclosure materials with the Commissioner of the Missouri Department of Securities.
Transfer Agent
The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.